EXHIBIT 10.1

MONSTER WORLDWIDE, INC.

622 THIRD AVENUE

NEW YORK, NY 10017

September 28, 2005

Mr. Paul Camara

Dear Paul:

This will confirm our understanding and agreement with respect to your employment as Executive Vice President of Monster Worldwide, Inc. (the “Company”), effective as of September 28, 2005. You and the Company hereby agree as follows:

1.             The Company agrees to employ you and you agree to be employed by the Company as Executive Vice President, with such duties and responsibilities with respect to the Company and its affiliates as Andrew J. McKelvey (“AJM”) shall reasonably direct.  You agree to devote your best efforts, energies, abilities, time, skill and attention to your duties.  You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its affiliates and to adhere to any and all of the employment policies of the Company.

2.             The term of your employment under this agreement is for a period commencing on the date hereof and ending on December 31, 2007, provided, however, that your employment with the Company under this agreement is subject to earlier termination at any time as provided in Section 4 below.

3.             In consideration for your services and other agreements hereunder, during your employment under this agreement the Company shall (a) pay you a base salary of $500,000 per year (prorated for periods of less than one year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with 4 weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than one year), and (d) for calendar 2005 only, provide you with a performance bonus in accordance with and subject to each and every term and condition set by the Compensation Committee (the “Compensation Committee”) of the Board on March 29, 2005, including but not limited to any bonuses being subject to the Company’s attainment of certain specified EPS Goals (as defined by the Compensation Committee).  It its understood and agreed that the terms and conditions of bonuses, if any, for any period after calendar 2005 shall be subject to the sole and absolute discretion of AJM and the Compensation Committee.

4.             (a)           You may terminate your employment under this agreement at any time upon 60 days’ prior written notice.  The Company may, by written notice from AJM, or in the event he is no longer with the Company, by written notice authorized by the Board of Directors, terminate your employment under this agreement at any time upon written notice. Your employment under this agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365-day period.  In the event of your death during the term of your employment under this agreement, your estate or your designated beneficiaries shall be entitled to receive your then applicable base salary hereunder for the period, if any, between the date of death and December 31, 2007, payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees, and, to the extent theretofore unpaid, the bonus for calendar 2005 contemplated by Section 3(d) above, payable as and when it would have been paid had you remained employed by the Company.

(b)           It is understood and agreed that in the event that your employment under this agreement is terminated (x) by the Company in accordance with the second sentence of Section 4(a) other than for Cause (as defined below), or (y) by you in accordance with the last sentence of this Section 4(b), then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), as your sole and exclusive remedy, you shall be entitled to (a) receive as severance your then applicable base salary hereunder for the period, if any, between the effective date of termination and December 31, 2007, payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees, (b) through the date which is twenty one (21) months after the last day of your employment, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions (including without limitation premium contribution terms) as would have been made available to you had you remained employed by the Company during such period, and (c) after the expiration of this twenty one month period and for so long as you shall live, have the Company provide you with (or reimburse you for the premiums on) medical and dental benefits substantially similar (including without limitation substantially similar premium contribution terms) to those that would have been available to you had you remained employed by the Company during such period, it being understood however that from and after the date you became eligible for Medicare coverage the medical and dental benefits called for by this clause (c) shall be supplemental benefits.  In the event that prior to December 31, 2007, you terminate your employment under this agreement effective as of a date which is within a period of twelve months following a Change in Control (as defined below), such event shall, for purposes of post employment compensation under this agreement only, be deemed to be a termination by the Company without “Cause.”

(c)           In the event your employment under this agreement has not been terminated by you or the Company prior to December 31, 2007, it is understood and agreed that in the event that your employment under this agreement is not renewed or otherwise extended by the Company in writing in its sole and absolute discretion to a date after December 31, 2007 (a “Nonrenewal”), then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), as your sole and exclusive remedy, (a) through the date which is twenty one (21) months after the last day of your employment, the Company shall make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions (including without limitation premium contribution terms) as would have been made available to you had you remained employed by the Company during such period, and (b) after the expiration of this twenty one month period and for so long as you shall live, to provide you with (or reimburse you for the premiums on) medical and dental benefits substantially similar (including without limitation substantially similar premium contribution terms) to those that would have been available to you had you remained employed by the Company during such period, it being understood however that from and after the date you became eligible for Medicare coverage the medical and dental benefits called for by this clause (b) shall be supplemental benefits.

(d)           Except as expressly provided in the preceding Sections 4(b) or 4(c), in the event of the termination of your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination.  “Cause” shall mean the occurrence of any one or more of the following events:  (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the AJM that remains unremedied for a period of twenty (20) days after AJM has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after AJM has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty, (c) any crime involving moral turpitude or (d) fraud.

5.             You acknowledge that you have not relied on any representation not set forth in this agreement.  You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

6.             In the event of (x) the termination of your employment prior to December 31, 2007 by the Company for reasons other than Cause or (y) a Nonrenewal, any unvested and unexercisable options covered by the option agreements between you and the Company dated December 9, 1998, , August 5, 1999,  September 10, 2001, September 11, 2002, February 9, 2004 and December 28, 2004, in each case as such option agreements may have been amended or modified by Amendment No. 1 to Stock Option Agreements (the “Amendment”) dated September 11, 2002 or by modifications by the Compensation Committee (the “Modifications”), including but not limited to the Modification approved by the Compensation Committee on May 4, 2005, (collectively, the “Specified Option Agreements”), as well as any other options which may granted to you by the Company from time to time in its sole and absolute discretion pursuant to written option agreements, shall automatically and immediately become (i) fully vested and exercisable and (ii) remain exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement not inconsistent with this sentence.

In the event of any Change in Control (as defined in the option agreement between you and the Company dated September 11, 2002):

(a)                                  options to purchase Common Stock of the Company that have been or may be granted to you from time to time by the Company in its sole and absolute discretion pursuant to written stock option agreements between you and the Company (including but not limited to the options covered by the Specified Option Agreements), and

(b)                                 shares of restricted stock that have been or may be granted to you from time to time by the Company in its sole and absolute discretion pursuant to written stock bonus agreements between you and the Company, in each case which have not theretofore vested or become exercisable, shall automatically and immediately become fully vested and exercisable (in the case of options, for the balance of the ten year term provided by the applicable stock option agreement), subject to the other terms of the applicable agreements not inconsistent with this sentence.

7. (a)       Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Company Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments.

(b)           For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)           For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.  In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)           The Gross-Up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting you to the Excise Tax.

(e)           If any controversy arises between you and the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) with respect to the treatment on any return of the Gross-Up Payment, or of any Company Payment, or with respect to any return which a Taxing Authority asserts should show an Excise Tax, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), (i) the Company shall have the right to participate with you in the handling of such Controversy, (ii) the Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and (iii) you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company so elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy by furnishing the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

(f) You shall pay over to the Company, with ten (10) days after receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the Gross-Up Payment or Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 7, a reduction in your tax liability attributable to the previous payment of the Gross-Up Payment or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

8.             As a material inducement to the Company to enter into this Agreement, you hereby expressly agree to be bound by the following covenants, terms and conditions.

(a)           You acknowledge that you have extensive knowledge of the Business (as defined below) and have had and will continue to have access to the proprietary and confidential information used by the Company and its affiliates in the Business and that if you were to compete with the Company or its affiliates in the Business, great harm would come to the Company and its affiliates. Accordingly, you covenant and agree that, through the date that is five years after the last day of your employment with the Company (the “Specified Period”), except on behalf of the Company and its affiliates in accordance with your obligations under this agreement, you will not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in or into the any of countries in which the Company or affiliates do business. Notwithstanding the foregoing, nothing contained in this Section 8(a) shall prohibit you from owning not more than an aggregate of one percent (1%) of any class of stock of any company involved in the Business that is listed on a national securities exchange or traded in the over-the-counter market. As used herein, the term “Business” means (i) the recruitment advertising business, including without limitation the placement of help wanted advertisements in newspapers and on Internet job boards and the provision of advertising, marketing, communications and related services for human resource, recruiting or retention purposes, (ii) the Internet job board business, including without limitation the provision of an online medium for (1) the posting of job openings by organizations seeking employees and the viewing of such openings by individuals, and/or (2) the posting of resumes by individuals seeking positions with employers or other organizations and the viewing of such resumes by potential employers and staffing and other organizations, and (iii) any other business in which the Company or any of its affiliates is or may be involved from time to time.

(b)           Without limiting the provisions of Section 8(a) hereof, during the Specified Period, except on behalf of the Company and its affiliates in accordance with your obligations under this agreement, you agree not to, directly or indirectly, solicit or perform Business related services for, or interfere with or endeavor to entice away from the Company or any of its affiliates, any client to whom the Company or any of its affiliates provided services at any time during the then preceding twelve months, or any prospective client to whom the Company or any of its affiliates had made a formal presentation at any time during the then preceding twelve months, and, during the Specified Period, except on behalf of the Company and its affiliates in accordance with your obligations under this agreement, you agree not to, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of the Company or any of its affiliates of any individual who was employed by the Company or any of its affiliates at any time during the then preceding twelve months.

(c)           During the course of your relationship with the Company and its affiliates, you have had and will continue to have access to trade secret, proprietary and confidential information relating to the Company and its affiliates and their respective clients, including but not limited to, marketing data, financial information, client lists (including without limitation, Rolodex type or computer based compilations maintained by the Company or its affiliates or you), and details of programs and methods, pricing policies, strategies, profit margins and software, in each case of the Company, its affiliates and/or their respective clients. From and after the date of this agreement, you agree to keep secret and retain in strictest confidence all of such trade secret, proprietary and confidential information, and will not disclose, disseminate or use such information for your own advantage or for the advantage of any other person or entity.  In the event disclosure of any such trade secret, proprietary and confidential information is required or purportedly required by law, you will provide the Company with prompt notice of any such requirement so that the Company may seek an appropriate protective order.

(d)           You acknowledge that in the event you violate any provisions of this Section 8, in addition to its other rights and remedies, the Company shall be entitled to injunctive relief without the necessity of proving actual damages. You further acknowledge that if any provision of this Section 8 is held to be unenforceable, the court making such holding shall have the power to modify such provision and in its modified form such provision shall be enforced.

(e)           You acknowledge and agree that the provisions of this Section 8 are in addition to, and not in lieu of, any non-solicitation, confidentiality, non-competition, nonraid and/or similar obligations which you have with respect to the Company and/or its affiliates, whether by agreement, fiduciary obligation or otherwise, and you acknowledge and affirm that you will strictly abide by the provisions of all such obligations, including but not limited to those set forth in the Specified Option Agreements.

9.             All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of AJM at the address set forth on the first page of this agreement (with a copy to Myron Olesnyckyj, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

10.           You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time.

11.           This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements you on the one hand and the Company and/or any of the Company’s affiliates on the other hand, including but not limited to the letter agreement between you and the Company dated April 28, 2003, as amended by the agreement dated as of September 8, 2005 (but does not supercede the terms of the Specified Option Agreements, as they may be modified pursuant to Section 6 above), nor the terms of the Amendment, nor the terms of the option agreements between you and the Company dated January 6, 1997 and December 12, 1997), nor the terms of the Modifications, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally. This agreement shall be binding on and inure to the benefit of the parties’ successors, heirs, estates and beneficiaries. All of rights and obligations shall survive your death and shall be binding on and inure to the benefit of your estate or your designated beneficiaries.

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

MONSTER WORLDWIDE, INC.

By:	/s/ Andrew J. McKelvey
Name: Andrew J. McKelvey
Title: Chief Executive Officer

Accepted and agreed:

/s/ Paul Camara
Paul Camara